Exhibit 11 under Form N-1A
                                            Exhibit 23 under Item 601/Reg SK


INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees of
The Starburst Funds:


We consent to the use in Post-Effective Amendment No. 22 to Registration Statement (No. 33-30950) of The Starburst Fund (comprising the following portfolios: The Starburst Government Income Fund, The Starburst Municipal Income Fund, The Starburst Money Market Fund and The Starburst Government Money Market Fund) of our report dated December 15, 1995, appearing in the Prospectuses, which are a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectuses.



By:/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania